Exhibit 99.(k)(3)

AMENDMENT

To

Agency Agreement

between

First Eagle Funds,

First Eagle Variable Funds

and

DST Systems, Inc.

This amendment (the “Amendment”), effective as of August 10, 2020 (the “Amendment Effective Date”), is by and between First Eagle Funds, First Eagle Variable Funds and First Eagle Credit Opportunities Fund (each of First Eagle Funds, First Eagle Variable Funds and First Eagle Credit Opportunities Fund referred to herein as the “Fund”) and DST Systems, Inc. (“DST”). DST, First Eagle Funds and First Eagle Variable Funds are parties to the Agency Agreement dated March 1, 2016 (the “Agreement”).

WHEREAS, the parties to the Agreement intend to include the First Eagle Credit Opportunities Fund as a party to the Agreement and an additional product under Schedule 1 of the Agreement and the First Eagle Credit Opportunities Fund intends to be such a party.

NOW, THEREFORE, the parties to this Amendment agree as follows:

1. Notwithstanding the definition of “Fund” in the Agreement, the additional product (the “Interval Fund”) identified below is a “Fund” under the Agreement, is a closed-end management investment company registered under the Investment Company Act of 1940, as amended, that continuously offers its shares and is operated as an interval fund, and such Fund shall receive the Services provided by DST under the Agreement, except as otherwise required as applicable to an interval fund, in accordance with the Fees detailed on Exhibit A1 to this Amendment:

Fund/Description	Class	CUSIP
First Eagle Credit	Class I	32010B106
Opportunities Fund	Class A	32010B205

2.              The following language is added as a new Section 4.C(xxii) of Agreement:

“(xix) additionally, with respect to each Interval Fund, provide the following additional interval fund services: (1) creation of mailing list upon request of an Authorized Person affiliated with the Interval Fund for share repurchase notifications to all securityholders of the Interval Fund on the requested date as instructed; and (2) manage share repurchase program, including: (a) receipt and processing of transactions submitted as specified in the 1nterval Fund prospectus and the applicable repurchase offer, including any repurchase fee processing; (b) communicating and tallying the total shares requested for repurchase; (c) if applicable, applying the proration percentage as provided by an Authorized Person affiliated with the 1nterval Fund to each transaction within a repurchase event; and (d) supporting and maintaining the DTCC Alternative 1nvestment Platform (A1P) on behalf of the Interval Fund. These functions may be updated as mutually agreed upon by DST and the Interval Fund in writing.”

3.              The Fees detailed on Exhibit A1 attached hereto are hereby adopted and added to Agreement as a new Exhibit A1 “TRANSFER AGENCY — ADDITIONAL PRODUCTS — INTERVAL FUNDS”.

4.              In the event of a conflict between the provisions of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5.              Subject to the specific modifications made herein, all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FIRST EAGLE FUNDS
FIRST EAGLE VARIABLE FUNDS
DST SYSTEMS, INC.		FIRST EAGLE CREDIT OPPORTUNITIES FUND

By:	/s/ Michael Sleightholme	By:	/s/ David O’Connor
Name:	Michael Sleightholme	Name:	David O’Connor
Title:	President	Title:	General Counsel
Date:	August 22, 2020	Date:	August 20, 2020

EXHIBIT A1

FEES

TRANSFER AGENCY — ADDITIONAL PRODUCTS; INTERVAL FUNDS

Effective August 10, 2020

I.	Account and Activity Minimum Fee:	$100,000 per year

(Note: Minimum applies unless aggregate charges included in Sections 11 and 111 exceed one-twelfth of the annual minimum. The minimum starts when escrow of the first product is broken and contract term commences to age.)

II.	Product Minimum Fee:	$25,000 per year per product for 1st CUSIP in each Product $5,000 per year for each additional CUSIP within same Product

(Note: Product Minimum applies unless aggregate charges for each individual product in the affected month included in Section 111 exceed one-twelfth of the annual minimum.)

III.	Account and Processing Fees:

Open Account Fee:

	Non-Level 3 Open Accounts	$15.50 per account per year

Level 3 Open Accounts:
	0 — 100,000 accounts	$5.35 per account per year
	100,001—200,000 accounts	$5.15 per account per year
	200,001—300,000 accounts	$4.88 per account per year
	> 300,000 accounts	$4.61 per account per year

Asset Based Fees(1)
	$0 to $250,000,000	2.25 Basis Points
	$250,000,000 - $1,000,000,000	1.50 Basis Points
	>$1,000,000,000	1.00 Basis Points

	Redemptions	$10.00 per item

(1) Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

IV.	Other Services(2):

Automated Work Distributor™ (AWD)

0-3 users	Bundled in current agency agreement

>3 users	$5,200 per user per year

(Does not include hardware or third-party software, products will be priced separately as requested)

Financial Product Setup Fee	$10,000 per CUSIP

Closing Services	$3.00 per position
Closing Services Minimum	$25,000 per product/ event

(Closing Services may include the following: coordination from non-traded to listed / traded product, liquidation event, or merger with existing public company. Programming fees related to Closing Services are not included. The greater of the closing services per product minimum or the per position fee will apply.)

K-1 Account Fee	$2.00 per account
K-1 Minimum Fee	$5,000 per year
(Provide K-1 allocation file to the client selected tax preparer)

Escheatment — Inactivity
CUSIP Fee	$154.82 per CUSIP per filing
Per Item	$1.24 per item plus expenses as incurred

Intermediary Interface Support Fee	$1,000 per dealer / per month (charges capped at 2 Intermediary Interface Support connections)

Ad-hoc Reports	To be mutually agreed

AIP	$2,500 per month

Distribution Fee
(Deferred Compensation Payment Support)	$2,000 per fund per month

TA2000 Data Transmission to non-Broadridge print vendors $0.022 per record

Aged History Retention Fee — Online	$5.00 per 1,000 lines
Aged History Retention Fee — Offline	$3.50 per 1,000 lines

(2) DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

EXHIBIT B.3, p.2

V.	Programming/Implementation Fees*:

*Computer/Technical Personnel (2020 Standard Rates):
*Business Analyst/Tester/Other:	$150.00 per hour
*COBOL / Workstation Programmer:	$200.00 per hour
*Web Developer:	$250.00 per hour

*Full Service Staff Support:	$100.00 per hour

Systems Implementation Fee	$5,000
(Applies to the initial implementation of the business only. Due at signing of Letter of Intent)

Data Conversion Fee	TBD
(Applicable only if historic data converted from previous system)

Notes to Above Fees:

1)             A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Midwest Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 day notice. The annual percentage fee increase will be subject to an annual cap of 2.5%.

2)             Reimbursable and other fees and expenses include but are not limited to: confirmation statements, AML/CIP, regulatory compliance, escheatment, freight, internal postage, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, transcripts, microfilm, microfiche, *disaster recovery(3), hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), and lost shareholder search/tracking, express delivery services, freight charges, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, telephone calls, telegraphs, stationery supplies, counsel fees, off-site record storage, media for storage of records (e.g., microfilm, microfiche, optical platters, computer tapes), computer equipment installed at the Fund’s request at the Fund’s or a third party’s premises, telecommunications equipment, proxy soliciting, processing and/or tabulating costs, transmission of statement data for remote printing or processing, and National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by DST.

3)             Any fees, reimbursable, or other expenses not paid within 30 days of receipt of invoice will be charged a late payment fee of 1.5% per month until payment is received.

(3) The annual charge of $0,206 per account, paid monthly in increments of one-twelfth of the annual charge, and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.